EXHIBIT 2.5

Orchid BioSciences Europe Limited 22 Blacklands Way Abingdon Business Park Abingdon Oxfordshire OX14 1DY	Tepnel Diagnostics Limited Heron House Oaks Business Park Crewe Road Wythenshawe Manchester M23 9HZ

Orchid BioSciences, Inc 4390 U.S. Route 1 Princeton NJ 08540 U.S.A.	Tepnel Life Sciences plc Heron House Oaks Business Park Crewe Road Wythenshawe Manchester M23 9HZ

December 2003

Dear Sirs,

SALE OF THE DIAGNOSTICS BUSINESS OF ORCHID BIOSCIENCES EUROPE LIMITED

We refer to the Agreement dated 30 October 2003 between Orchid Biosciences Europe Limited (the “Seller”), Tepnel Diagnostics Limited (the “Purchaser”), Orchid Biosciences, Inc and Tepnel Life Sciences plc under which the Purchaser agreed to purchase and the Seller agreed to sell the goodwill and assets comprised in the Diagnostics Business as set out in the agreement (the “Agreement”).

In particular we refer to the definition of “Long Stop Date” contained in Clause 1.1 of the Agreement.

We hereby agree that the reference to “10 December 2003” in the definition of Long Stop Date shall be deleted and replaced by a reference to “23 December 2003”.

Terms and expressions defined in the Agreement shall have the same meaning in this letter.

This letter has been executed as a Deed and delivered on the date and year set out above.

EXECUTED AND DELIVERED	)
AS A DEED by	)
ORCHID BIOSCIENCES	)
EUROPE LIMITED	)
acting by	)

Director /s/ PAUL J. KELLY

Director/Secretary /s/ MICHAEL E. SPICER

EXECUTED AND DELIVERED	)
AS A DEED by	)
ORCHID BIOSCIENCES, INC	)
acting by its duly authorised signatory	)

EXECUTED AND DELIVERED	)
AS A DEED by	)
TEPNEL DIAGNOSTICS LIMITED	)
acting by	)

Director /s/ PAUL J. KELLY

Director/Secretary /s/ MICHAEL E. SPICER

EXECUTED AND DELIVERED	)
AS A DEED by	)
TEPNEL LIFE SCIENCES PLC	)
acting by	)

Director /s/ BENJAMIN MATZILEVICH

Director/Secretary /s/ GRONFFOULKES-DAVIES